PRODUCT AGREEMENT #2

Pursuant to the MASTER AGREEMENT TO DEVELOP, PUBLISH AND SELL PRODUCT entered into between PEOPLE'S EDUCATION PRESS, ("PEP") and INTERNATIONAL ALPHA MEDIA, INC. ("Alpha") dated the 8th day of August 2000, the parties agree to enter into this Product Agreement with respect to the Product and agree as follows:

Article 1         The Product

The parties agree to Develop and Produce a Product being works provisionally entitled:

"JUNIOR READING TRAINING SERIES" written and edited by David Booth, Jack Booth, Linda Booth and Larry Swartz and authors and editors to be appointed by PEP.

Article 2         The Market

PEP acknowledges that it has rights with the Ministry of Education to publish and sell English as a Foreign Language supplemental books, teacher guide books, audio cassettes and other related Products. These rights include the Grades 7-12 markets in China on a nation-wide basis. PEP agrees that it will publish and sell Alpha's Products on an exclusive basis for the supplemental reading market only.

Article 3         Development of the Product

The party responsible for the Development shall be Alpha in conjunction with PEP. The parties agree that Alpha shall produce final manuscripts/content for each specific Product within mutually agreed upon timeline in writing, which will become a schedule and part of this Product Agreement.

Article 4         Production of the Product

The party responsible for Production shall be PEP.

Article 5         Joint Ownership of Copyright in the Product

The copyright in the works of the Product shall be owned jointly by the parties in the PEP Territory only in accordance with the terms hereof and the terms of the above-mentioned agreement. In the event of copyright infringement in the Territory, each party will notify the other party in writing. The parties agree to jointly pursue appropriate action, which may or may not include legal recourse.

Article 6         The Quality of Content of the Product

The parties agree that the quality of the content of the Product shall conform to the syllabus from the Ministry of Education.

Article 7         The Quality of Production of the Product

The parties agree that the quality of production of the Product shall conform to mutually agreed upon standards in writing.

Article 8         The Sale Price of the Product

The parties agree that the List Price of the Product shall not be less than the following:

_____ RMB per unit for each supplemental book.

_____ RMB per unit for each audio cassette

_____ RMB per unit for each ________________




Article 9         The Quantity of the Product

The parties agree that PEP shall sell not less than the following quantities per calendar year:

________ units of each supplemental book

________ units of each audio cassette

________ units of each _______________

Article 10        Distribution of the Product

The parties agree that PEP shall be responsible for distribution of the Product in the PEP Territory.

Article 11        Places for Promotion of the Product

The parties agree that the Product shall be promoted primarily in the following cities and/or provinces:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Article 12        Authors Copies

The authors shall be furnished free of charge, six (6) copies of the Works as originally published and any additional copies desired by the Authors for their personal use shall be supplied at a discount of thirty-five (35%) percent from sale price.

Article 13        Remuneration of the Parties

The revenues received by the parties from the sales of the Product shall be divided between the parties as follows:

(i) for the sales of finished product by PEP, Alpha shall receive eight percent (8%) based on the Gross Sales and PEP shall retain the balance.

(ii) For the sales of copyrights and/or film rights by PEP, Alpha shall receive forty percent (40%) of the royalties received by PEP and PEP shall retain sixty percent (60%) of the royalties. The copyrights or film rights sales will not be less than a minimum three percent (3%) of the List Price printed on Finished Product(s) shipped.

Each party will be responsible for the remuneration of their authors.

Article 14        Subsidiary Rights

In accordance with the terms of the above mentioned Agreement, the parties have the joint right to exercise and dispose of all subsidiary rights in the Works, now or hereafter known, in all languages, forms and media throughout the world, including the following: rights for translations, quotations, excerpts (including illustrations), reprint editions, and sales of sheets; microfilm, microfiche, recording, filmstrip, motion picture, and broadcasting rights; rights for use in information storage, processing, transmission and retrieval systems. Any net gain received from the disposition of such subsidiary rights shall be divided between PEP and Alpha with sixty percent (60%) to PEP and forty percent (40%) to Alpha, after deducting the costs applicable thereto. Electronic rights are specifically excluded and shall be owned jointly by both parties in the PEP Territory and one hundred percent (100%) by Alpha outside the PEP Territory.

Article 15        Statement of Sales

In accordance with the MASTER AGREEMENT TO DEVELOP, PUBLISH AND SELL PRODUCT, each party shall provide to the other party a Statement of Sales. Each party shall pay to the other party all money due to that party in US dollars within 30 days following June 30th and December 31st of each calendar year being the sales revenue from finished product sales and from copyright and/or film rights sales for the Product in that preceding period of six (6) months.

Article 16        Termination

In accordance with the terms of MASTER AGREEMENT TO DEVELOP, PUBLISH AND SELL PRODUCT, a Developing Party may, after Development and Production of a Product, terminate the relevant Product Agreement if PEP is not able to sell a minimum number of units per title per calendar year as indicated in Article 9.

IN WITNESS WHEREOF, each of the Parties have duly executed this Agreement in duplicate by their duly authorized representatives on the dates set forth below.


SIGNED, SEALED AND DELIVERED in the presence of:
                                                  PEOPLE'S EDUCATION PRESS

___________________________   ) Per:        ____________________________________
Witness                       )
                              ) Name:       ____________________________________
                              )
                              ) Date:       ____________________________________

___________________________   ) Per:        ____________________________________
Witness                       )
                              ) Name:       ____________________________________
                              )
                              ) Date:       ____________________________________

                                             INTERNATIONAL ALPHA MEDIA, INC.

___________________________   ) Per:       _____________________________________
Witness                       )
                              ) Name:      _____________________________________
                              )
                              ) Date:      _____________________________________

___________________________   ) Per:       _____________________________________
Witness                       )
                              ) Name:      _____________________________________
                              )
                              ) Date:      _____________________________________